Code of Business Conduct and Ethics

TABLE OF CONTENTS
Our Core Values                                     2
Ethics is Good Business                                 3
Who Must Follow Our Code                         3
Using Our Code                                 3
Getting Answers to your Questions or Reporting a Concern             3
Concern Approval, Amendment and Waivers                     4
No Retaliation Policy                             4
We are Committed to Each Other                             5
Health and Safety                                 5
Fair Treatment / Anti-Discrimination                     5
Intimidation / Harassment / Violence                     5
Drugs and Alcohol                             6
Human Rights and Labor Practices                         6
Data Privacy                                 6
We are Committed to our Customers and Communities                 7
Fair Dealing                                 7
Antitrust                                     7
Anti-Corruption                                 7
Gifts and Entertainment                             8
Trade                                     8
Environment                                 8
Political Activities and Contributions                     9
Anti-Boycott                                 9
Anti-Money Laundering                             9
We are Committed to our Stockholders                        10
Accounting and Financial Reporting                    10
Conflicts of Interest                            10
Outside Employment, Business Ventures and Investment            11
Friends and Relatives                            11
Accepting Gifts and Entertainment                        11
Dealing with Suppliers                            12
Governance Opportunities                                12
Insider Trading                                12
Records Retention and Information Management                12
Company Assets                                13
Computer Use                                13
Intellectual Property and Confidential Information                13
Public Disclosure                                13
Social Media                                14
Conclusion                                    15

Our Core Values
Our core values of trust, integrity, respect, safety and inclusion shape our culture and define who we are. They are the guiding principles that we live by every day and are evident in everything we do.
We Treat Each Other with Respect
- We are considerate, professional and open in our interactions.
- We treat all of our colleagues, customers and suppliers with respect.
- We provide a healthy work environment.
We Act with Integrity — Do the Right Thing
- We are committed to maintaining high ethical standards in all of our business dealings.
- We align our actions with our words and deliver what we promise.
- We build and strengthen our reputation by acting with integrity.
We Value TRUST
- Trust is at the foundation of our relationships with our customers, communities, stakeholders and each other.
- We recognize that more is accomplished by working as a team than by working alone.
- We strengthen our business by building relationships that last.
We Prioritize Safety and Environmental Responsibility
- Our highest priority is to protect the health, safety and well-being of our employees.
- We strive to adhere to work processes and procedures that reflect industry best practices and foster safety and environmental stewardship.
We Foster Inclusion
- We are an inclusive organization that values diverse experiences and perspectives.
- We strive for excellence and recognize that building upon our differences makes us stronger.
- We all share the responsibility to create a positive culture and to safeguard equity, inclusion, and appreciation for different backgrounds and perspectives.
- When we act on our values, we help to ensure long-term success for the Company, our employees, shareholders and customers.
That’s the Mueller Way!

Ethics is Good Business
Our Code is built on the foundation of our Core Values and outlines the standard of conduct that applies to everyone who works for or represents our Company. Acting ethically is not only the right thing to do, it is also good business. Compliance with our Code will:
- protect our reputation,
- facilitate business strategies, and
- save us money.
Put another way — our continued business success depends on our customers and stockholders respecting us for our honesty and integrity as much as it does on how we produce products and deliver services.
Who Must Follow Our Code
All directors and employees of Mueller Water Products, Inc. and its subsidiaries are expected to carefully read and adhere to our Code. We also expect all of our contractors, consultants, representatives, agents and others working temporarily for or providing services to us to comply with this Code in connection with any work or services performed on our behalf.
Our managers have a special responsibility to lead by example. Managers must instill a culture of integrity and ethical business practices and cannot ignore violations or potential violations of our Code.
When each of us follows our Code, we communicate our commitment to the values that have made our business admired as a good partner and place to work. It is important to note, however, that violations of our Code, or the policies and guidelines applicable to our employees, could result in disciplinary action, up to and including termination of employment, criminal prosecution, or both.
We have operations in countries around the world, and our employees are citizens of these various countries. As a result, our operations are subject to a diverse set of local laws and cultures. Employees are expected to comply with our Code and all applicable laws and regulations. If local law ever conflicts with our Code, contact the Compliance Office or Legal Department.
Q: Something doesn’t feel right to me, but I don’t feel comfortable approaching my manager. What should I do?
A: Contact our Chief Compliance Officer, your local human resources representative or use the Helpline.
Trust your sense of integrity; if something doesn’t feel right, you should seek guidance.
Remember that in most cases your own good judgment is the best gauge when facing a potential ethical issue.
Using Our Code
Our Code is designed to provide a broad overview and scenarios on how to conduct our business in a manner consistent with our Core Values. It cannot cover every potential scenario you may encounter.
The table of contents on page 1 will help you locate and identify any issue of concern. Our Code is divided into five sections, four of which include issue-specific subsections. To help you develop a more complete understanding of a given topic, we have included summary boxes within some topics, along with frequently asked questions.
Our Code is available at http://ir.muellerwaterproducts.com/ corporate-governance/governance-documents. Our Code does not set forth all applicable policies and guidelines. Use our Code as a guide in addition to other Company policies and procedures to make good decisions. Remember, you should use good judgment and seek guidance when you need clarity.
If you have any questions or concerns regarding our policies or guidelines, please do not hesitate to utilize any of the resources described in this document.
Getting Answers to your Questions or Reporting a Concern
If you have questions after reading our Code or any other policy or guideline applicable to your job responsibility, resources are available to assist you.
We encourage all employees and others who support our business to ask questions, seek guidance, express concerns and report any suspected violations of our Code, our policies or applicable laws and regulations. Depending on your concern, it is often best to speak first with your immediate manager or a supervisor since she or he may be best placed to respond to your issue immediately. If you are not able to get an answer to a question or resolve an issue under our Code by working with your immediate manager or supervisor, or if you feel uncomfortable talking with them for any reason, please contact one of the following resources:
- Our Compliance Office or Chief Compliance Officer at (770) 206-4200 or compliance@muellerwp.com;
- Your local human resources representative or an attorney in our Legal Department; or
- The Mueller Helpline at 1-800-569-9358 or online at www.muellerwaterproducts.ethicspoint.com. If you select the online option you’ll be able to submit your questions or concerns in a variety of languages.
Once a report or concern is raised, we will investigate it promptly and thoroughly. We expect all our employees to cooperate in investigations fully and truthfully.
Deliberate withholding of information, providing false or misleading information, destroying information or documents or refusing to participate is prohibited. We will take appropriate corrective action, including termination, if applicable, based on the findings of the investigation.
Approval, Amendment and Waivers
Our Code has been approved by our board of directors. Any substantive amendments to our Code must be approved by the board of directors or an appropriate committee of the board of directors. You may request a waiver of a provision of our Code by contacting our Chief Compliance Officer. A waiver request submitted by an officer or director must be approved by our board of directors.
No Retaliation Policy
You can raise questions or concerns or participate in the investigation process without fear of retaliation. Our strict “no retaliation” policy supports our commitment to you. Without exception, we prohibit retaliation against anyone who reports a violation or suspected violation of our Code or any of our policies in good faith. If you believe you are being retaliated against, contact our Chief Compliance Officer immediately.
Q: What can I do if I believe someone is retaliating against me for reporting a matter to our Compliance Office or my human resources representative?
A: Report it to our Chief Compliance Officer immediately. Retaliation is a violation of our Code, and appropriate action will be taken to stop any retaliation and prevent future occurrences.
If you have knowledge of any activity that is or may be a violation of our ethics or standards of business conduct, you must report that activity promptly to your manager, a supervisor, your human resources representative or our Compliance Office. You may also use the Helpline. That said, intentionally submitting false or misleading allegations might harm the reputation of an employee, director or the Company. This type of activity demonstrates a lack of respect for your colleagues and is a serious offense that may result in termination.

We are Committed to Each Other
We want employees to have the opportunity to reach their fullest potential. This section of our Code outlines what is expected from each of us in our personal conduct and treatment of others to ensure an inclusive, supportive work environment.
Health and Safety
Our highest priority is to protect the health, safety, and well- being of our employees and those who visit our facilities or offices. Your health and safety are important to us. They are also important to your family, colleagues, and community. We protect your health and safety by implementing policies that help individuals safeguard themselves and their colleagues.
The work we perform and the environment in which we work may present health and safety risks. You play an important role in our commitment to employee health and safety by maintaining a safe work environment. Please ensure that you, as well as all others, use personal safety equipment when required and adhere to all health and safety rules and regulations.
You should immediately report any known or suspected unsafe conditions, hazard, or workplace injury to your local environment, health and safety representative or our Compliance Office.
See our various environment, health and safety policies and procedures for more information.
Q: My plant manager suggested adopting a practice that will save time, but poses a potential safety risk. What should I do?
A: Report it to another leader, your local environment, health and safety representative or our Compliance Office. Never compromise your safety or the safety of your team members or others.
Fair Treatment / Anti-Discrimination
Everyone deserves to be treated fairly. We respect your dignity and expect you to act in a fair and equitable manner toward colleagues, customers, and others with whom you come in contact. We are committed to fair treatment in all aspects of employment for employees and applicants. Employment with us is based solely on individual merit and qualifications directly related to how well you do your job. We prohibit unlawful discrimination of any kind, including discrimination based on race, color, religion, gender, age, national origin, genetic information, marital status, sexual orientation, veteran status, pregnancy, disability or any other basis prohibited by local laws or regulations. Conduct that fails to illustrate appropriate respect for others violates our Core Values.
Q: I overheard a manager say he would not promote an individual because the person is a different race. He also used a racial slur to describe the person. What should I do?
A: Immediately contact your supervisor, human resources representative or our Compliance Office. We do not tolerate unlawful discrimination of any kind.
Intimidation / Harassment / Violence
You should expect a positive working environment. There is no room in our culture for intimidation or harassment in any work-related setting. Harassment includes behavior that creates an intimidating, hostile, or offensive work environment, but can also consist of displays of written or graphic material of an inappropriate nature. Examples include yelling at or intimidating someone, threatening harm, making offensive jokes regarding someone’s ethnicity, or making sexual advances. We prohibit unlawful harassment in any form, and you should report it if you observe or experience intimidating, offensive, or harassing behavior in the workplace.
We are also committed to a violence-free work environment. We will not tolerate any level of violence, or threats of violence, in the workplace. Be alert to what is going on around you, observe good security practices and speak up about any threats of potential violence. We prohibit possession of any firearm, dangerous device or object, or dangerous or deadly weapon, including any material used in a way that threatens or inflicts bodily injury to another person, on all of our properties consistent with local law — if you have concerns that someone may have a weapon on our property, report it immediately to your supervisor, human resources representative or our Compliance Office.
Q: My co-worker circulated an email that was offensive to me. What should I do?
A: If you are not comfortable speaking directly with the co-worker, or if the co-worker does not stop sending these emails, contact your supervisor, human resources representative or our Compliance Office.

Drugs and Alcohol
Substance abuse is incompatible with the health and safety of our employees. Never engage in work if you are under the influence or impaired by any substance, including prescription medication(s) that may impact your ability to operate equipment or perform your job safely.
We prohibit the use, possession, distribution, purchase, or sale of controlled substances on our premises, while conducting business or while operating our equipment. Controlled substances include illegal drugs and narcotics, prescription drugs obtained or used without a legal prescription, and other unlawful substances or materials. Similarly, we prohibit the consumption of alcohol on Company premises, unless in connection with an authorized Company event.
The use of alcohol or any other substance that causes or contributes to unacceptable job performance or conduct in the workplace is also prohibited. Where allowed by law, we may conduct searches and test for drug and alcohol use.
Q: I occasionally smell alcohol on the breath of my co-worker who operates machinery at our plant. Do I have an obligation to report my co-worker?
A: Yes. Operating machinery while intoxicated or under the influence is extremely dangerous. We care about the health and welfare of our employees. You should report the incidents to your supervisor, human resources representative, or our Compliance Office.
Human Rights and Labor Practices
We are committed to upholding fundamental human rights and believe that all human beings should be treated with dignity, fairness, and respect. We strive to promote inclusion in the workplace, engage with communities to build upon our understanding of potential human rights issues, and encourage our suppliers to treat their employees — and to interact with their communities — in a manner that respects human rights. We condemn human rights abuses and do not condone the use of slave or forced labor, human trafficking, child labor, the degrading treatment of individuals, physical punishment, or unsafe working conditions. All employees are required to understand and obey local laws, to report any suspected violations, and to act in accordance with our Core Values and Code.
Data Privacy
All employees must exercise care and discretion in handling personal data and may not use or disclose it improperly. The way we handle this data is critical to our success, demonstrates our respect for others, and promotes trust with our business partners, employees, and customers.
Personal data is information in paper or electronic format that can directly or indirectly identify an individual — including employees, contractors, directors, shareholders, customers, or anyone else with whom we do business. Personal data should be processed only if there is a legitimate business reason to do so. Individuals who are not authorized to handle personal data are prohibited from doing so. Employees should collect and use only the personal data needed for the business task and all such data must be kept secured. Employees are responsible for complying with all privacy laws around the world, even if such laws are stricter than our own policies.

We are Committed to our Customers and Communities
We are committed to fair competition. Competition drives us to continue to develop new and better ways of doing business. We will continue to earn and maintain the trust of our customers by competing fairly, honestly, legally, and ethically wherever we operate. We are also committed to operating in an environmentally conscious and respectful manner. This section outlines what is expected from each of us in our dealings with our customers and communities.
Fair Dealing
We are committed to the concept of fair and vigorous competition. We compete on the basis of the quality of the products and services we offer. Your role is to deal fairly with our customers, suppliers, business partners, competitors, and other stakeholders. You must not misrepresent facts, conceal information, abuse confidential information, or use manipulation to obtain an unfair advantage when conducting business.
Antitrust
We comply with all competition laws (called antitrust laws in some countries) in the markets where we do business. These laws vary by country, but generally prohibit competitors from restraining competition by, for example, price fixing, bid rigging, making tying arrangements, and dividing territories or customers. They also prohibit other anti-competitive practices, such as setting distributor resale prices or abusing dominant market positions.
Given the complexity of competition laws, you should consult with our Compliance Office whenever:
- You have questions about your obligations under competition laws; or
- Before entering discussions or agreements with a competitor, customer, reseller, or supplier about any arrangement that could have the effect of limiting competition.
You should be particularly careful when interacting with competitors. To avoid even the appearance of an agreement, you should never discuss with competitors such things as prices, terms of sale, territories, customers, and bids. Violations of antitrust laws can result in damage to the Company’s reputation, severe monetary penalties, and criminal penalties for all parties involved. Please contact our Compliance Office or Legal Department to address any questions concerning obligations to comply with these matters.
Anti-Corruption
As a part of our day-to-day business throughout the world, our Company must abide by various anti-corruption laws. These anti-corruption laws generally prohibit us from offering, authorizing or receiving improper payments of value (i.e., bribes, kickbacks, or facilitation payments) for the purpose of obtaining or retaining business. With these laws in mind, you must not give, accept, or promise to give or accept any payment that could be interpreted as intending to improperly influence a commercial or governmental transaction.
Beyond avoiding a violation of these laws, you must avoid even the appearance of unlawful influence when dealing with government officials, regardless of competitive pressures or local practices. For purposes of this policy, the term “government officials” includes employees of state-owned or controlled enterprises.
Given the complexity of anti-corruption laws, you should work with our Compliance Office or Legal Department to address any questions concerning obligations to comply with this policy.
Q: I was recently at a trade association meeting and overheard a representative of a competitor talking about its pricing strategy. I immediately left the room. Was that the right thing to do?
A: Yes. Removing yourself from the meeting reduces the risk that someone might think you were engaged in fixing prices or other inappropriate activity. Contact our Compliance Office to report the incident and do not share any of the information you may have heard at the meeting with any of your colleagues.
Q: A foreign customs official detains import product due to incorrect paperwork but offers to release the goods for payment. I was told this is customary in this country. Is it allowed?
A: No. You must fix the paperwork and contact an attorney listed in our Anti-Corruption Policy. Providing money, gifts, or entertainment to the foreign official would violate U.S. laws, as well as laws of other countries.

Because we can be held liable for payments made by third parties, we must thoroughly screen each outside party that we engage, directly or indirectly, to work with foreign governments or officials on our behalf.
Gifts and Entertainment
Offering gifts to customers or potential customers could easily create the appearance of a conflict of interest. Examples of gifts include: meals, travel, and travel accommodations for business or personal purposes; tickets to sporting or cultural events; discounts not available to the general public; cash and cash equivalents like gift cards; and wine or alcohol.
We treat gift-giving to customers or potential customers in the private sector differently from those in the public sector. For private sector customers or potential customers, we draw a distinction between “lavish” gifts, which are generally prohibited, and “token” non-cash gifts, which are generally permissible. Cash gifts, including gift cards, are never permitted.
We define “lavish” gifts as those gifts that exceed, or might be expected to exceed, $250 in value per person. You must request and receive clearance from our Compliance Office before giving a “lavish” gift. For more information on the distinction between “lavish” gifts and “token” gifts, see “WE ARE COMMITTED TO OUR STOCKHOLDERS — Conflicts of Interest.”
The legal requirements related to business gifts, meals, and entertainment for public sector customers or potential customers are complex. Because of this complexity, we require you to seek and receive the written approval of an attorney in our Legal Department prior to offering any gift to public sector customers or potential customers, including governmental entities and government officials or representatives. This approval requirement applies to our employees as well as third parties acting on our behalf, including sales agents.
Trade
We must comply with trade laws and regulations applicable to our international transactions. These trade laws and regulations govern a wide variety of activities, including: travel, the import of components from foreign suppliers, the export of finished goods to foreign customers, and the protection of intellectual property. For example, each item imported into the United States must be approved by U.S. Customs and Border Protection in advance. Before granting approval to enter the U.S., Customs will confirm the item’s tariff coding, country of origin, safety with respect to U.S. animals and plants, and payment of appropriate duties. Each of our international transactions must comply with various trade restrictions throughout the world. For example, we cannot export products or services to countries that are embargoed by the U.S. government, nor can we sell to certain persons or entities. Some specific end uses are also prohibited. If you are in any way involved with importing or exporting our products or services, you must ensure that you:
- have proper authorization before exporting or importing goods across national borders;
- know your customers and how they intend to use the products you sell them; and
- work with an attorney listed in our Trade Policy to be absolutely sure that the transaction is in compliance with applicable laws.
Compliance with these laws is critical to maintaining the Company’s reputation and success.
Q: I work in sales. A distributor has contacted me about a bid that includes “Buy America” provisions. I think I know what this means. May I proceed?
A: Various domestic laws and regulations promote purchases of certain goods manufactured in the United States. These laws and regulations are complex, and different standards apply to different programs. You should contact an attorney listed in our Trade Policy who will work with you to ensure that the products meet the applicable requirements.
Environment
We are proud of the role we play in ensuring that our communities have access to safe, clean drinking water by making quality products that are vital to sustainable water infrastructure. We are equally proud of our environmental stewardship in making those products and in running our business using modern sustainability principles.
We strive to comply with all applicable environmental laws and regulations. We are also committed to minimizing the impact of our business on the environment with methods that are socially responsible, scientifically based, economically sound, and sustainable.

Our commitment to the environment extends to helping employees understand the environmental performance of our business and pursuing process modifications that prevent pollution, result in less waste, and minimize the use of natural resources.
Following safe environmental practices is required by our policies and applicable law. It is also the right thing to do. We need your help in implementing our environmental policy. If you become aware of any situation that may negatively affect how our operations impact the environment, please discuss it with your local environment, health and safety representative.
Q: I think certain of our manufacturing processes could be done in a different manner that would lessen their impact on the environment and potentially save the Company money. Would management like to hear my ideas?
A: Yes. We value innovative ideas, especially those that enable us to prioritize safety and environmental responsibility, which is in keeping with our Core Values. Please contact your immediate supervisor or manager or your local environment, health and safety representative.
Political Activities and Contributions
We encourage you to be a responsible citizen who participates in civic and political activities. However, any decision to become involved is entirely personal and voluntary. Your personal political activities must be done on your own time and with your own resources. At all times, you must make it clear that your views and actions are your own.
Corporate political contributions are permitted only with the prior written approval of our Chief Compliance Officer, and only to the extent permitted by law. If you interact with government officials on the Company’s behalf, you must familiarize yourself with the laws applicable to those interactions.
Anti-Boycott
Some countries have adopted laws prohibiting their citizens and businesses from participating in or cooperating with international trade embargoes or sanctions that have been imposed by other countries. We do not cooperate with foreign boycotts that are not approved by the U.S. government. If you receive a request related to any boycott, you should not respond, and you must contact the Legal Department immediately.
Anti-Money Laundering
Money laundering is a global problem with serious consequences.We understand that criminal activity like money laundering may not always be obvious, so it is important that we work to reduce our exposure and speak up about anything suspicious. Money laundering is a process where funds generated through criminal activity, e.g., terrorism, drug dealing, human trafficking, or fraud, are passed through legitimate businesses. This gives the funds an appearance of legitimacy. We take steps to comply with anti-money laundering, financial crime, and antiterrorism laws in all countries where we operate. For example, we conduct appropriate due diligence and screening of our supplier and other business relationships.
Anti-money laundering laws of the United States and other countries and international organizations require transparency of payments and the identity of all parties to transactions.
We want all employees to be proactive in identifying financial transactions that might present a problem and encourage you to report your concern to the Legal Department if you suspect a transaction is outside of the normal process.

We are Committed to our Stockholders
We are committed to providing returns to our stockholders. However, under no circumstances will we sacrifice integrity for profits. We will comply with all applicable legal requirements and stock exchange rules relating to corporate organization, governance, and securities trading. Many people play a part in ensuring our compliance in these very important areas. This section of our Code outlines what is expected from each of us.
Accounting and Financial Reporting
The integrity of our financial statements and other regulatory filings is non-negotiable. It is critical to successfully operating our business and to maintaining the confidence and trust of our stockholders, customers, business partners, and other stakeholders. Our business records must be accurate, truthful, and complete without restriction or qualification.
Everybody involved with our financial reporting process plays a key role in our commitment to honestly and accurately record and report financial information. We depend on you to ensure that all transactions and balances are timely and accurately recorded, classified, and summarized in accordance with our financial and accounting practices. Never misrepresent our financial or operational performance or otherwise knowingly compromise the integrity of our financial statements. Do not enter information in our books or records that intentionally hides, misleads, or disguises the true nature of any financial or non-financial transaction, result, or balance. Our financial disclosures must be reasonable with the understanding that what we might not disclose can be just as important as what we disclose.
If you are responsible for overseeing, operating or evaluating our internal controls over financial reporting, make sure you perform your duties in accordance with our policies, guidance, and instruction. If you are asked to provide, review, or certify information related to our internal controls, provide the information requested and otherwise respond in a full, accurate, and timely manner.
Finally, be sure to retain, protect, and dispose of our financial records in accordance with applicable legal requirements and our information management policies.
Q: I think a team member may have negotiated a contract that includes an unwritten side agreement that could prove detrimental to the Company. I don’t know whether this side agreement is known to the people responsible for evaluating the Company’s financial reporting obligations related to this contract. What should I do?
A: Report the matter immediately to our Compliance Office or by using the Helpline. You may also notify the Company’s Audit Committee at auditcommittee@muellerwp.com.
Conflicts of Interest
You have a responsibility to make decisions based on the interests of the Company without regard to how they might personally benefit you. A conflict may occur when your private or professional interests interfere in any way — or even appear to interfere — with the interests of the Company. Even if you did not intend for your actions to create a conflict of interest, the perception of a conflict by others can be just as damaging.
If you are faced with a potential conflict of interest, ask yourself:
- Would this activity create an incentive for me, or be perceived by others to create an incentive for me, to benefit personally at the expense of the Company?
- Would this activity harm my reputation, negatively impact my ability to do my job, or potentially harm the Company?
- Would this activity embarrass the Company or me if it showed up on the front page of a newspaper or blog?
If the answer is “yes” to any of these questions, then the relationship or situation may be likely to create a conflict of interest, and you should probably avoid it.
Because conflicts of interest can sometimes be difficult to identify and assess, we have provided additional guidance below to address several areas where conflicts of interest often arise.

If you are in a situation that may create a conflict of interest, or the appearance of a conflict of interest, review it with your direct supervisor or with our Compliance Office.
Q: How do I know whether an activity I am engaged in outside of work creates an actual or potential conflict of interest?
A: It is not possible to anticipate all circumstances that might signal potential conflicts. A conflict can arise when you take actions or have interests that may make it difficult to perform your Company work objectively and effectively. Contact your human resources representative or our Compliance Office if you are in doubt.
Outside Employment, Business Ventures and Investments
Your secondary employment, outside business ventures and other commercial or financial activities must not take away from your primary responsibility to the Company. Outside business activities may be conducted during non-working hours only and cannot interfere with your satisfactory work performance. You may not use Company equipment or resources in connection with these outside activities, and you must never engage in any outside employment or other activity that competes with the Company, violates your confidentiality or other obligations to the Company, or otherwise reflects negatively on the Company. Likewise, you may not use information about business opportunities learned from your role at the Company for your own or anyone else’s benefit. You should also avoid making personal investments in companies that compete with the Company when the investment might cause, or appear to cause, you to act in a way that could harm the Company.
Friends and Relatives
You should avoid participating in a potential or existing business relationship between the Company and your relatives, spouse or significant other, or close friends. As a first step, you should disclose to your immediate supervisor any relationship you have with a friend or relative who is an employee or owner of a customer, supplier, or competitor of the Company, or a public or governmental official. You should not use your position within the Company to influence the hiring of a friend or relative; similarly, if a friend or relative is also an employee of the Company, you should not be in a position to influence employment or performance, compensation, or promotional decisions about the friend or relative.
Q: Why do close personal relationships pose a potential problem in business situations?
A: In short, your judgment or loyalty to the Company may be compromised. For example, if you engage a friend or family member on behalf of the Company to conduct work or provide products and services to the Company, it may be difficult to balance your personal relationship with your duties and responsibilities to the Company.
Accepting Gifts and Entertainment
Accepting gifts from current or potential suppliers, vendors, or service providers can easily create the appearance of a conflict of interest. Examples of gifts include: meals, travel, and travel accommodations for business or personal purposes; tickets to sporting or cultural events; discounts not available to the general public; cash gifts including gift cards; vendor product samples for personal use; and wine or alcohol.
We treat the acceptance of gifts from suppliers, vendors or service providers in the private sector differently from those in the public sector. For private sector suppliers, vendors, or service providers (or potential suppliers, vendors, or service providers), we draw a distinction between “lavish” gifts, which are generally prohibited, and “token” non-cash gifts, which are generally permissible. Cash gifts including gift cards are never permitted.
For information related to giving gifts, see “WE ARE COMMITTED TO OUR CUSTOMERS AND COMMUNITIES — Gifts and Entertainment.”
The legal requirements related to business gifts, meals, and entertainment where a government official or representative is involved are complex and apply both to employees and representatives of the Company, including sales agents. You may not accept a gift or entertainment in any form or of any value from any governmental entity or government official or representative without seeking and receiving the prior approval of an attorney in our Legal Department. You should contact our Chief Compliance Officer if you have any questions.
“Lavish” gifts (and all gifts that exceed or might be expected to exceed $250 in value) should be reported to our Compliance Office to determine whether the gift is appropriate. In addition, certain gifts should not be accepted under any circumstances, including loans from individuals or organizations dealing with the Company, cash gratuities, and private or personal discounts not approved by the Company. Gifts given with the intent to bribe, make a kickback, or place undue influence are, of course, illegal.

We treat “token” non-cash gifts differently. We recognize that the occasional exchange of these sorts of small value gifts are a common business practice meant to provide a legitimate opportunity to interact, create goodwill and establish trust.
Infrequent and moderate business meals and entertainment with clients, infrequent invitations to attend local sporting or cultural events, or gifts received during the holidays may be appropriate, provided that they are not “lavish” and do not create an appearance of impropriety. For example, you may be asked to play golf with a customer or vendor — we recognize this is often an appropriate and normal way to conduct business in our industry. To be sure, you should pre-clear with our Compliance Office any gift that exceeds or is expected to exceed $250 in value.
Dealing with Suppliers
Purchasing decisions must be made solely on the basis of quality, reputation, service, cost, and similar competitive factors. We caution against engaging in social relationships with current or prospective suppliers that may interfere with your ability to perform your job objectively or create an appearance of a conflict of interest. In dealing with suppliers, keep in mind the following best practices:
- Purchase materials and services fairly and impartially; reject the influence of bias or favoritism.
- Expenses related to attendance at a supplier sponsored event that provides a business opportunity for the Company should be paid by the Company, rather than the supplier.
- Solicitation or acceptance of a bribe, kickback, or similar consideration is illegal and constitutes grounds for immediate termination of employment.
Q: My co-worker’s sister is a representative for one of our suppliers. Should I report this relationship?
A: Yes. Most likely this relationship will not create an issue, but to avoid a conflict of interest or an appearance of a conflict of interest, you should inform our Compliance Office.
Full disclosure is the key to dealing with conflicts of interest or potential conflicts of interest. If you have a conflict of interest, or if you are ever in doubt as to whether a particular activity may be a conflict of interest, please contact our Compliance Office.
Governance Opportunities
You must obtain the approval of our Compliance Office or Legal Department prior to accepting any opportunity to serve as a director (or in a similar function) of a for-profit business.
Insider Trading
Federal and state securities laws prohibit insider trading, and so do we. Insider trading means trading securities on the basis of material, non-public information or sharing this information with another person so they can trade. Information is considered material if a reasonable investor would consider it important to her or his decision to buy, hold, or sell the security. You may have access to inside information about the Company or other companies such as current or potential suppliers, customers, or acquisition targets. You are obligated to keep this information confidential, and you, your family members, and individuals with whom you have a significant personal relationship must never use this kind of information to trade in any company’s securities. Likewise, you should never provide stock tips or share inside information with any other person who might use it to trade stock. In order to avoid the appearance that you may be trading on material, inside information, do not trade in Company securities during quarterly and other blackout periods when such restrictions apply to you. Even if you are not covered by formal blackout restrictions, you are encouraged to wait until at least 48 hours after material, non-public information has been publicly disclosed before trading to ensure the market has had an opportunity to absorb and evaluate the information. To the extent any questions arise, contact the Legal Department prior to making any trades in Company securities. The violation of insider trading laws is a serious crime and can result in significant civil and criminal penalties.
Q: I heard from a team member that we are planning to acquire a publicly traded company, but it hasn’t been announced yet. May I tell my friend to consider buying stock in the target company?
A: No. Not only would this violate your confidentiality obligations to the Company, but you could also be charged with insider trading.
Records Retention and Information Management

Our records are important assets and must be managed appropriately. Each of us is responsible for retaining, protecting, and appropriately disposing of Company records in accordance with applicable law and policy. The Company maintains records retention and information management policies detailing what, how, and for how long documents should be retained. Because we incur costs to retain our records, we have an interest in ensuring that we retain only those records that are relevant to our business.
In addition, you may receive an instruction from time to time from an attorney in the Legal Department to preserve all documents that may be relevant to a particular legal matter. Please comply with these requests.
Company Assets
Our continued success depends on the effective use of available resources. We offer you access to the tools you need to do your job effectively, including facilities, furniture, supplies, equipment, and information technology resources. In return, we expect you to treat Company assets with care and respect and to guard against waste and abuse. Our assets should not be used for your personal benefit or for the benefit of other, non-Company related entities or persons.
Computer Use
Use of our business networks is both a necessity and a privilege. If you have access to our information systems and computer networks, you are responsible for using the highest standards of behavior in all of your usage and communications. When you access our networks from remote locations, you are subject to the same standards of use as are employees who access our networks while on business premises. Our networks and information systems are for legitimate Company-related business purposes; limited personal use may be acceptable as approved in our policies and provided it does not interfere with your job responsibilities.
Intellectual Property and Confidential Information
Our intellectual property and other confidential information are valuable assets. Protecting this information is vital to our ability to effectively conduct our business. Intellectual property includes copyrights, patents, licenses, trademarks, and trade secrets. Confidential information includes contract terms, customer lists, proposals, project plans, business plans, processes, and other information that we have not released publicly, or which is not available through other public methods.
As part of your work, intellectual property or confidential information may become available to you. Always be careful to protect confidential information belonging to the Company, as well as confidential information belonging to our customers, business partners, and other stakeholders. Take reasonable physical and electronic precautions to safeguard the information from a variety of threats, such as error, fraud, sabotage, industrial espionage, and privacy violations.
Share confidential information only with employees who have a legitimate business need to know or with others who are covered by contractual non-disclosure agreements. Be very careful when talking about confidential information. Don’t talk about it in public places and never share it with non-Company individuals, including family members and friends. Also, don’t leave documents out in the open. You never know who may overhear a conversation or see sensitive printed material.
Q: Our new team member has a lot of industry experience that we would like to use to our advantage. Is it okay for them to share with us what they know?
A: Yes and no. It is okay and even helpful to learn from a new team member, but be careful. They can share their general knowledge and experience, but cannot share confidential information, trade secrets, or other intellectual property belonging to the former employer.
Public Disclosure
Sharing material information with our stockholders, regulators, and the public at the right time, and in the right manner, is an important part of doing business as a public company. It is also required by law. As a public company, we regularly disclose material information through our filings with various regulatory agencies, press releases, annual reports, and earnings calls.
We are committed to making all disclosures in a manner designed to provide appropriate access to material information for all stockholders, investors, and the public in a timely, non- selective manner.
You play an important role in helping us to fulfill these obligations. If you are approached by, or receive a call from, the media or a member of the investment community, refer the caller to Corporate Communications or Investor Relations.

We have designated a few employees, including our CEO and CFO, to speak on our behalf. This allows us to speak with a consistent voice.
Q: A local newspaper reporter contacted me to ask me about the level of capacity utilization at our plant. How should I respond?
A: Unless you have been given specific authority to speak about this topic on our behalf, you should refer the reporter to the Sr. Director of Marketing and Communications.
Social Media
The way we communicate with each other continues to evolve with the rise of new media and next generation communications tools. While these changes create new opportunities for communication and collaboration, they also create new responsibilities for you.
When using social media (e.g., online message boards, Facebook, LinkedIn, Reddit, YouTube, Twitter, etc.), you must take personal responsibility for your use of the social media and may not speak on behalf of the Company unless explicitly authorized to do so. We encourage you to pause and think before posting and never use social media to post about confidential Company information. You must ensure that you do not post content that would violate our Code or Company policies, or that includes the use of any Company copyright, logo or trademark without prior written consent from our Legal Department.

Conclusion
Thank you for taking the time to read our Code and for making it an integral part of Mueller Water Products, Inc. We hope you find it useful in guiding your behavior and decisions as you carry out your daily activities. As a reminder, if you are not able to get an answer to a question or resolve an issue under our Code by working with your immediate manager or supervisor, or if you feel uncomfortable talking with them for any reason, please contact one of the following resources:
- Compliance Office or Chief Compliance Officer at (770) 206-4200 or compliance@muellerwp.com.
- Local human resources representative or an attorney in the Legal Department.
- Mueller Helpline at 1-800-569-9358 or www.muellerwaterproducts.ethicspoint.com.
Relevant Policies
Our Code is intended to provide an overview of various topics related to business conduct and ethics. Many of the topics outlined in our Code, such as antitrust, anti-harassment, insider trading, and social media are governed by separate policies, which are updated from time to time. Current copies of these policies can be found on the Compliance site on Muellernet at http://muellernet/departments/compliance. Printed copies are available from our Compliance Office.
MUELLER®Echologics® |Hydro Gate®|Hydro-Guard®|HyMAX®|Jones®|KRAUSZ®|Mi.Net®|Milliken®|Pratt®|Singer®|U.S. Pipe Valve & Hydrant
Mueller refers to one or more of Mueller Water Products, Inc., a Delaware corporation (“MWP”), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.
Copyright © 2019 Mueller Water Products, Inc. All Rights Reserved. The trademarks, logos and service marks displayed in this document are the property of MWP, its affliates or other third parties. Products above marked with a section symbol (§) are subject to patents or patent applications. For details, visit www.mwppat.com. These products are intended for use in potable water applications. Please contact your Mueller Sales or Customer Service Representative concerning any other application(s).